Exhibit 11


                         THORP REED & ARMSTRONG, LLP
                              20 Stanwix Street
                            One Riverfront Center
                          Pittsburgh, PA 15222-4895

                                June 23, 1999


Anchor Strategic Assets Trust
579 Pleasant Street, Suite 4
Paxton, Massachusetts  01614

Anchor Resource and Commodity Trust
579 Pleasant Street, Suite 4
Paxton, Massachusetts  01614

Re: Registration of Shares of Beneficial Interest of Anchor Resource and Commodity Trust with the Securities and Exchange Commission on Form N-14; Securities Act of 1933 File No. to be assigned; Investment Company Act File No. 811-8706

Gentlemen:

In connection with the registration of an indefinite number of shares of common stock (the "Shares") of Anchor Resource and Commodity Trust (the "Trust") under the Securities Act of 1933, as amended (the "1933 Act"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission as
Exhibit 11 to Form N-14 of the Trust (the "N-14 Registration") under said 1933 Act.

Such Shares are being issued in connection with the reorganization (the "Reorganization") of Strategic Assets Trust, a Massachusetts business trust ("SAT"), pursuant to the Agreement and Plan of Reorganization dated as of June 21, 1999 filed as an exhibit to the Trust's N-14 Registration (the "Agreement"), under which SAT is transferring its assets and liabilities to the Trust in exchange for a number of shares of beneficial interest of the Trust having an aggregate net asset value equal to that of the shares of common stock of SAT then outstanding. Immediately thereafter, SAT will distribute the Shares to its shareholders in complete liquidation. Upon completion of the Reorganization, each shareholder of SAT will be the owner of a number of shares of the Trust, having a net asset value equal to the net asset value of the shares of SAT held by the shareholder immediately prior to the Reorganization.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and statements of officers of the Trust and of public officials and such other documents which we have considered relevant and necessary for the opinion hereinafter set forth, including, without limitation, the Trust's Declaration of Trust dated October 2, 1989 (the "Declaration of Trust").

Based on the foregoing, we are of the opinion that the Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the provisions of the Agreement and the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of the Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the N-14 Registration and to any application or registration statement filed under the securities laws of any of the states of the United States.



                                          Very truly yours,



                                          /s/Thorp Reed & Armstrong, LLP


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